Exhibit 99.1

NEWS RELEASE
FOR FURTHER INFORMATION:
PHIL LYNCH VICE PRESIDENT DIRECTOR CORPORATE COMMUNICATIONS AND PUBLIC RELATIONS 502-774-7928	MARK STEGEMAN VICE PRESIDENT ASSISTANT TREASURER, INTERIM DIRECTOR INVESTOR RELATIONS 502-774-7325

FOR IMMEDIATE RELEASE

BROWN-FORMAN YEAR-TO-DATE PERFORMANCE REMAINS ON TRACK – CONFIRMS AND NARROWS FULL YEAR GUIDANCE

Louisville, KY, March 7, 2012 – For the first nine months of its fiscal year ended January 31, 2012, Brown-Forman Corporation (NYSE:BFA, BFB) increased net sales on a reported basis 8% to $2.8 billion, grew diluted earnings per share 2% to $2.83 and improved reported operating income 1% to $638 million. Net sales on a reported basis for its third quarter were $959 million, diluted earnings per share were $0.93 and reported operating income was $206 million. Excluding the net effect of the Hopland based wine business1, diluted earnings per share were up 8% for the first nine months and 1% for the quarter.

Year-to-date underlying2 results continued to outpace last fiscal year as shown in the table below:

	Growth in Underlying		Growth in Reported
	Net Sales	Operating Income	Net Sales	Operating Income
Fiscal 2012 YTD	8%	8%	8%	1%
Fiscal Year 2011	4%	6%	6%	20%

[1]

The Hopland based wine business was sold in April, 2011, and remained an agency brand through December 31, 2011. The net negative effect of this business on third quarter earnings growth was $0.04 per diluted share and $0.14 for the first nine months of the fiscal year.

[2]

Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items. A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the third quarter and first nine months of fiscal 2012, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.

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Paul Varga, the company’s chief executive officer said, “Our third quarter performance continued our acceleration in year-to-date underlying growth rates compared to last year, with year-to-date underlying net sales growth of 8%, double the 4% growth rate we achieved for the full 2011 fiscal year. Our underlying results were in line with our expectations for the quarter and year-to-date and we believe are on par with overall industry growth rates. As a result, we are confirming our full-year guidance while narrowing the range.”

For the third quarter, the company reported flat net sales, but underlying growth of 7%, with reported operating income decreasing 9% and increasing 7% on an underlying basis. As the company noted last quarter, the decline in the reported growth rate in net sales in the third quarter was the result of the expected downward rebalancing of distributor inventories, which had built in the second quarter from advanced buying ahead of anticipated price increases in several markets, the timing of promotional activities, and pipeline fill associated with product innovations. A stronger U.S. dollar and the impact of the sale of the Hopland-based wine business also lowered the reported net sales growth rate for the quarter year-over-year.

Brown-Forman’s growth in year-to-date underlying net sales continued to be driven by broad-based geographic gains outside the U.S., as strong underlying growth in net sales trends continued in developed and emerging international markets. Notable double-digit growth was recorded in several markets, including Germany, Mexico, Russia, France, Brazil, Turkey and Canada. Declines in net sales performance occurred in China, Greece, Ireland, and Spain. Australia sales declined as a result of prior year advanced buy-in ahead of anticipated price increases. In the U.S. net sales growth was fueled by the introduction of Jack Daniel’s Tennessee Honey, while Jack Daniel’s Tennessee Whiskey increased by low single digits.

Brown-Forman’s Jack Daniel’s trademark continued to grow year-to-date depletions3 globally at a double-digit rate, and as the number one American whiskey, we believe it is well positioned to continue benefiting from the recent resurgent trends in the U.S. for this category. Innovation and line extensions also continued to be a source of growth for the company, with

[3]	Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand

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the most recent example being the very successful launch of Jack Daniel’s Tennessee Honey. This brand extension already has taken a leadership position in the flavored whiskey category, and according to Nielsen, was the #1 new spirits product in 2011. In the super-premium whiskey category, Gentleman Jack, Jack Daniel’s Single Barrel, and Woodford Reserve registered solid double-digit depletion gains for the quarter. In addition, Finlandia improved its performance, growing depletions in the high double digits for the quarter. The company continues to anticipate underlying net sales growth for the full fiscal year in the high single digits.

Reported gross profit for the quarter declined 3%, while underlying gross profit grew 6%. Higher input and fuel costs affected both underlying and reported gross profit trends in the quarter. In addition, a net change in distributor inventory levels, a reduction in gross profit associated with the sale of Hopland-based wine brands, and foreign exchange contributed to the reduction in reported gross profit in the quarter. Growth in underlying operating expense4 for the third quarter resulted from higher advertising investments behind numerous brands in various markets and in support of brand innovations launched earlier in the year. In addition, operating expense included SG&A increases from salary inflation adjustments and related expenses. Further moderation in growth of operating expense is expected to continue in the fourth fiscal quarter. The company continues to expect high single-digit underlying operating income growth.

During the third quarter, Brown-Forman paid a regular quarterly cash dividend of $0.35 per share on Class A and Class B common stock. On January 24, 2012, Brown-Forman’s Board of Directors approved a regular quarterly cash dividend of $0.35 per share on Class A and Class B common stock. Stockholders of record on March 5, 2012 will receive the cash dividend on April 2, 2012. Brown-Forman has paid regular quarterly cash dividends for 66 consecutive years and increased them for the last 28 years. The company produced what it believes to be an industry-leading return on invested capital5 of 21%.

[4]	Advertising expenses plus selling, general, and administrative expenses
[5]

Return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital. Invested capital equals assets less liabilities, excluding interest-bearing debt for the trailing twelve months ended January 31, 2012 and excluding the impact of the Hopland based wine business

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Full-Year Guidance Update

Underlying results for the full fiscal year are expected to be in line with year-to-date levels, with high-single digit growth expected in net sales and operating income. The company confirmed and narrowed its full-year earnings guidance to a range of $3.50 to $3.65 per diluted share.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning. All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, www.brown-forman.com, through a link to “Investor Relations.” For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international). The identification code is 55232232. A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

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Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•

declining or depressed global or regional economic conditions; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

•	failure to develop or implement effective business and brand strategies and innovations, including route-to-consumer, and marketing and promotional activity

•	unfavorable trade or consumer reaction to our new products, product line extensions, or changes in formulation, packaging or pricing

•	inventory fluctuations in our products by distributors, wholesalers, or retailers

•

competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets, or other competitive activities

•

declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•

changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•

governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures

•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation

•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty

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•

changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior

•	distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs

•

effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or portfolio strategies, including integration costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•

lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•

natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, our suppliers’ financial hardships or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, wood, or finished goods

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation

•

significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

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Brown-Forman Corporation

Unaudited Consolidated Statements of Operations

For the Three Months Ended January 31, 2011 and 2012

(Dollars in millions, except per share amounts)

	2011	2012	Change
Net sales	$962.4	$959.0	0%
Excise taxes	254.4	257.4	1%
Cost of sales	244.5	250.7	3%

Gross profit	463.5	450.9	(3%)
Advertising expenses	96.8	98.8	2%
Selling, general, and administrative expenses	142.3	148.0	4%
Amortization expense	1.3	0.8
Other (income), net	(2.4)	(2.9)

Operating income	225.5	206.2	(9%)
Interest expense, net	6.9	7.3

Income before income taxes	218.6	198.9	(9%)
Income taxes	77.9	65.8

Net income	$140.7	$133.1	(5%)

Earnings per share:
Basic	$0.97	$0.94	(3%)
Diluted	$0.96	$0.93	(3%)

Gross margin	48.2%	47.0%
Operating margin	23.4%	21.5%

Effective tax rate	35.6%	33.1%

Cash dividends paid per common share:
Regular quarterly cash dividend	$0.32	$0.35
Special cash dividend	1.00	—

Total	$1.32	$0.35

Shares (in thousands) used in the calculation of earnings per share:
Basic	145,061	141,928
Diluted	146,040	143,000

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Brown-Forman Corporation

Unaudited Consolidated Statements of Operations

For the Nine Months Ended January 31, 2011 and 2012

(Dollars in millions, except per share amounts)

	2011	2012	Change
Net sales	$2,613.0	$2,813.1	8%
Excise taxes	637.2	692.5	9%
Cost of sales	674.7	747.4	11%

Gross profit	1,301.1	1,373.2	6%
Advertising expenses	266.7	296.3	11%
Selling, general, and administrative expenses	407.2	433.9	7%
Amortization expense	3.8	3.4
Other (income) expense, net	(9.7)	1.3

Operating income	633.1	638.3	1%
Interest expense, net	19.2	21.5

Income before income taxes	613.9	616.8	0%
Income taxes	207.8	208.1

Net income	$406.1	$408.7	1%

Earnings per share:
Basic	$2.78	$2.85	2%
Diluted	$2.77	$2.83	2%

Gross margin	49.8%	48.8%
Operating margin	24.2%	22.7%

Effective tax rate	33.8%	33.7%

Cash dividends paid per common share:
Regular quarterly cash dividends	$0.92	$0.99
Special cash dividend	1.00	—

Total	$1.92	$0.99

Shares (in thousands) used in the calculation of earnings per share:
Basic	145,787	143,317
Diluted	146,670	144,346

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Brown-Forman Corporation

Unaudited Condensed Consolidated Balance Sheets

(Dollars in millions)

	April 30, 2011	January 31, 2012
Assets:
Cash and cash equivalents	$567.1	$494.9
Accounts receivable, net	495.9	568.7
Inventories	646.7	684.2
Other current assets	266.1	205.3

Total current assets	1,975.8	1,953.1

Property, plant, and equipment, net	393.4	385.3
Goodwill	625.4	616.6
Other intangible assets	670.1	667.7
Other assets	47.4	53.7

Total assets	$3,712.1	$3,676.4

Liabilities:
Accounts payable and accrued expenses	$411.5	$390.8
Dividends payable	—	49.7
Current portion of long-term debt	254.9	253.0
Other current liabilities	40.4	32.1

Total current liabilities	706.8	725.6

Long-term debt	504.5	503.5
Deferred income taxes	149.6	173.4
Accrued postretirement benefits	203.3	173.5
Other liabilities	87.5	65.7

Total liabilities	1,651.7	1,641.7

Stockholders’ equity	2,060.4	2,034.7

Total liabilities and stockholders’ equity	$3,712.1	$3,676.4

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Brown-Forman Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended January 31, 2011 and 2012

(Dollars in millions)

	2011	2012
Cash provided by operating activities	$399.5	$341.7

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	12.1	—
Additions to property, plant, and equipment	(26.5)	(31.1)
Acquisitions of brand names and trademarks	—	(7.2)
Other	(2.4)	(2.6)

Cash used for investing activities	(16.8)	(40.9)

Cash flows from financing activities:
Net issuance of debt	59.0	2.9
Acquisition of treasury stock	(118.3)	(219.1)
Dividends paid	(279.5)	(142.0)
Other	0.4	0.8

Cash used for financing activities	(338.4)	(357.4)

Effect of exchange rate changes on cash and cash equivalents	2.7	(15.6)

Net increase (decrease) in cash and cash equivalents	47.0	(72.2)

Cash and cash equivalents, beginning of period	231.6	567.1

Cash and cash equivalents, end of period	$278.6	$494.9

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Schedule A

Brown-Forman Corporation

Supplemental Information (Unaudited)

	Three Months Ended January 31, 2012	Nine Months Ended January 31, 2012	Fiscal Year Ended April 30, 2011
Reported change in net sales	0%	8%	6%
Estimated net change in distributor inventories	3%	—	—
Impact of Hopland-based wine business sale	2%	1%	—
Impact of foreign currencies	2%	(1%)	(2%)

Underlying change in net sales	7%	8%	4%

Reported change in gross profit	(3%)	6%	7%
Estimated net change in distributor inventories	4%	—	—
Impact of Hopland-based wine business sale	3%	3%	—
Impact of foreign currencies	2%	(1%)	(2%)

Underlying change in gross profit	6%	8%	5%

Reported change in advertising	2%	11%	5%
Impact of foreign currencies	3%	(1%)	(1%)
Impact of Hopland-based wine business sale	2%	1%	—

Underlying change in advertising	7%	11%	4%

Reported change in SG&A	4%	7%	6%
Impact of foreign currencies	1%	(1%)	(1%)
Other	(2%)	(1%)	—
Impact of Hopland-based wine business sale	—	—	(1%)
Dispute settlement	—	—	1%

Underlying change in SG&A	3%	5%	5%

Reported change in operating income	(9%)	1%	20%
Estimated net change in distributor inventories	9%	—	(1%)
Impact of Hopland-based wine business sale	6%	5%	(7%)
Other	1%	—	—
Impact of foreign currencies	—	2%	(3%)
Dispute settlement	—	—	(1%)
Impairment charge	—	—	(2%)

Underlying change in operating income	7%	8%	6%

Notes:

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands. Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures. Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures. Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

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Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A. Included in this sale are the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale is a facility in Paso Robles, California. We believe that excluding the gain on the sale and operating results from fiscal 2012 year-to-date versus the same period in fiscal 2011 provides helpful information in forecasting and planning the growth expectations of the company.

Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates. While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis. The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products. Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the company.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo in fiscal 2010, a low-volume, high-priced tequila brand. Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

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Schedule B

Brown-Forman Corporation

Supplemental Information (Unaudited)

Nine Months Ended January 31, 2012

	% Change vs. YTD FY2011
	Depletions		Net Sales[6]
Brand	9-Liter	Equivalent Conversion[7]	Reported	Constant Currency
Jack Daniel’s Family	11%	13%	14%	12%
Jack Daniel’s Family of Whiskey Brands[8]	13%	13%	14%	13%
Jack Daniel’s RTD	8%	8%	15%	7%
el Jimador Family	7%	2%	(2%)	0%
el Jimador	(1%)	(1%)	(6%)	(4%)
New Mix RTD[9]	9%	9%	5%	7%
Finlandia Family	12%	9%	10%	10%
Finlandia	8%	8%	9%	9%
Finlandia RTD	NA	NA	NA	NA
Southern Comfort Family	(3%)	(4%)	(5%)	(6%)
Southern Comfort[10]	(4%)	(4%)	(5%)	(6%)
Southern Comfort RTD/RTP[11]	2%	2%	1%	(5%)
Canadian Mist	(4%)	(4%)	(6%)	(6%)
Korbel Champagne	(3%)	(3%)	(4%)	(4%)
Super-Premium Other[12]	8%	8%	6%	6%
Rest of Brand Portfolio (excl. Discontinued Brands)	11%	11%	9%	9%
Total Active Brands	8%	7%	9%	8%

Note: Totals may differ due to rounding

[6]	Net sales figures are shipment based
[7]	Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to similar drinks equivalent as the parent brand for various trademark families. RTD volume is divided by 10.
[8]	Jack Daniel’s brand family excluding RTD line extensions
[9]	RTD brand produced with el Jimador tequila
[10]	Includes Southern Comfort, Southern Comfort Reserve, Southern Comfort Lime and Southern Comfort Fiery Pepper
[11]	Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort
[12]	Includes Chambord liqueur and flavored vodka, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve

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Schedule B Continued

Brown-Forman Corporation

Supplemental Information (Unaudited)

Nine Months Ended January 31, 2012

Additional Commentary:

•

Total active brands depletions were up in the mid single digits and reported net sales were flat during the third quarter of fiscal 2012. Constant-currency net sales grew in the low single digits for the company’s active brands in the quarter.

•

For the Jack Daniel’s Family of Whiskey Brands, which includes Jack Daniel’s Tennessee Honey, fiscal 2012 first nine-month depletion gains in the U.S., the UK, Germany, Mexico, France, Canada, S. Africa, Poland and Turkey outpaced declines in Australia.

•	International depletions for Jack Daniel’s Tennessee Whiskey grew by double digits in the third quarter of fiscal 2012. U.S. depletions for the brand were up by low single digits for the quarter.

•	Gentleman Jack and Jack Daniel’s Single Barrel depletions and constant-currency net sales grew double digits, with double-digit growth in international markets for the nine-month period.

•

Jack Daniel’s RTDs registered double-digit growth in net sales on a reported basis and mid single digit constant-currency basis for the first nine months of fiscal 2012, as the brands continued to benefit from strong volumetric gains in Germany, U.K., Mexico, and further geographic expansion into other markets such as Japan, South Africa, and Poland, offsetting declines in Australia.

•	Finlandia’s global depletions were up by high double digits in the third quarter, as Russia and Poland led growth, offsetting weakness in the U.S.

•

We believe Southern Comfort liqueur in the U.S. continued to be negatively affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion. The company continued to pursue a number of initiatives to reverse Southern Comfort’s trends, including a new consumer engagement plan, focus on flavored line extensions including Lime and Fiery Pepper, and RTD introductions in new international markets.

•	el Jimador’s depletions declined low-single digits for the first nine months of the year, as growth in the U.S. was offset by mid single-digit declines in Mexico.

•	For the super-premium brands, nine month depletion growth was led by double-digit gains for Herradura, Woodford Reserve and Sonoma Cutrer.

•	The addition of the agency Appleton brands in Mexico accounted for the increase in the rest of the portfolio.

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